EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Central Jersey Bancorp
Oakhurst, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements No. 333-100893, No. 333-122468, No. 333-125658 and No. 333-144096 on Form S-8 and No. 333-131640 and No. 333-156878 on Form S-3 of Central Jersey Bancorp of our reports dated March 12, 2009, relating to the consolidated financial statements of Central Jersey Bancorp, and the effectiveness of Central Jersey Bancorp’s internal control over financial reporting, appearing in the Central Jersey Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008.

Beard Miller Company LLP
Malvern, Pennsylvania
March 12, 2009